EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Year Ended September 25, 2021

CONCORD, Mass., Dec. 13, 2021 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the fiscal year ended September 25, 2021. For the year ended September 25, 2021, the Company reported a net loss of $(1,088,000), or $(0.59) per share, on revenue of $1,866,000, compared to a net loss of $(911,000), or $(0.49) per share, on revenue of $4,108,000 for the year ended September 26, 2020.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “For the fiscal year 2021, TCC continues to experience significant delays in the capture of new international business. Although we have experienced growth in the number of new opportunities, the procurement times have approximately doubled due to the many and diverse effects of the COVID pandemic. Customers are reluctant to have in-person meetings and performance demonstrations all of which are necessary to consummate sales. In response, TCC has developed an effective capability to support customers through video communications and there is evidence that progress is being made in closing on selected projects.

We expect that business recovery can occur in 2022 as the negative effects of the pandemic lessen, the demands for cyber security increase and TCC’s customer customizable approach to data encryption security gains in popularity. During 2021, TCC completed the development of its new line of high-grade digital data encryptors and we expect to be conducting a variety of application demonstrations during the year. Our customers have responded well to TCC’s concept of customer customized encryption security where they can participate in the development of the chosen solution.”

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein that are not purely historical constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the impact of the COVID-19 pandemic (including on customers) and governmental responses thereto; the effect of domestic and foreign political unrest; domestic and foreign government policies and economic conditions; changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 26, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended December 26, 2020, March 27, 2021 and June 26, 2021 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations

	Year Ended
	9/25/2021	9/26/2020
	(Unaudited)	(Unaudited)
Net revenue	$1,866,000	$4,108,000
Gross profit	557,000	2,385,000
S, G & A expense	1,842,000	2,227,000
Product development costs	732,000	1,069,000
Operating (loss) income	(2,017,000)	(911,000)
Grant income	949,000	-
Net (loss) income	(1,088,000)	(911,000)
Net (loss) income per share:
Basic	$(0.59)	$(0.49)
Diluted	$(0.59)	$(0.49)

Condensed consolidated balance sheets

	9/25/2021	9/26/2020
	(Unaudited)	(derived from audited
		financial statements)
Cash and cash equivalents	$298,000	$1,514,000
Accounts receivable - trade	281,000	134,000
Inventory	1,157,000	902,000
Other current assets	170,000	153,000
Total current assets	1,906,000	2,703,000

Property and equipment, net	4,000	19,000
Right-of-use asset	407,000	559,000

Total assets	$ 2,317,000	$ 3,281,000

Current operating lease liability	$158,000	$152,000
Deferred income	-	474,000
Note payable – short-term	1,000,000	-
Accounts payable	106,000	66,000
Customer deposits	45,000	162,000
Accrued expenses and other current liabilities	265,000	406,000
Total current liabilities	1,574,000	1,360,000

Long term operating lease liability	248,000	407,000
Notes payable	150,000	150,000

Total liabilities	1,972,000	1,917,000
Total stockholders’ equity	345,000	1,364,000
Total liabilities and stockholders’ equity	$ 2,317,000	$ 3,281,000

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com